Exhibit 4.1

FORM OF PROMISSORY NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (the “Agreement”) is entered into by the undersigned investor (“Investor” or “You”) in connection with such Investor’s purchase of Promissory Notes (each, a “Note” and collectively, the “Notes”) issued by Norhart Invest LLC, a Minnesota limited liability company (“Norhart Invest” or the “Company”) in accordance with the terms herein. Investor understands that the offer and sale of Notes by the Company has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and is being offered pursuant to that certain offering statement under Form 1-A (together with all exhibits, supplements, and post-qualification amendments, the “Offering Circular”) qualified by the Securities and Exchange Commission (“SEC”), which may be obtained from the SEC EDGAR filing website at https://www.sec.gov. No decision to invest in the Notes should be made without reading the Offering Circular and the other Note Purchase Documents (as such term is defined herein). The terms of this Agreement shall apply to all purchases of Notes by the Investor, including subsequent purchases of Notes and the Note Purchase Documents (defined below) made by the Investor from the Company. All purchases of Notes pursuant to this Agreement shall be evidenced by Notes and other Note Purchase Documents that shall reside on Company’s website and the Platform (defined below).

1. Purchase Agreement. Investor acknowledges that the Notes will be subject to the terms and conditions, including without limitation, restrictions on transfer, as set forth in this Agreement, the Notes, the Securities Act, the Offering Circular, the Terms of Service (“Terms of Service”) of the online investment platform available through the Company’s website or the smartphone application owned and operated by the Company (the “Platform”) and the Privacy Policy (“Privacy Policy”) of the Platform (collectively, the “Note Purchase Documents”). Investor further agrees that the Note Purchase Documents are subject to change from time to time at the sole discretion of the Company and agrees to read the Note Purchase Documents in their entirety to fully understand the terms therein prior to any purchase of the Notes.

2. Issuance of Notes. The Company shall have the sole right, at its sole and absolute discretion, to accept or reject this or any purchase, in whole or in part, for any reason.

(a) Investor will not be deemed to have purchased any Notes unless and until such time as all of the following conditions have occurred at the sole discretion of the Company: (A) this Agreement and such other documentation as may be requested by the Company has been duly and validly executed by Investor, delivered to the Company and accepted by the Company and (B) the Company is in receipt of the purchase price for the Notes.

(b) Notwithstanding anything in this Agreement to the contrary, the Company shall not offer, and shall have no obligation to issue any of the Notes to any person who is a resident of a jurisdiction in which any such offering or the issuance of Notes to such person would constitute a violation of any applicable law, including without limitation, a violation of the securities, “blue sky” or other similar laws of such jurisdiction. Investor agrees to pay to the Company the aggregate purchase price for the Notes as designated by the Company by establishing an account (the “Norhart Invest Account”) on the Platform and using the Platform to initiate a purchase of the amount and type of Notes that Investor wishes to purchase. The Notes will be electronically signed and stored by the Company and will remain in the Company’s custody. Investors may view the Notes by accessing their account on the Platform.

3. Terms of the Notes and Investor Acknowledgments. Investor hereby acknowledges and agrees that:

(a) EACH NOTE SHALL HAVE THE TERMS AND CONDITIONS SET FORTH IN THE APPLICABLE NOTE ISSUED BY THE COMPANY, WHICH IS AVAILABLE FOR THE INVESTOR’S REVIEW ON THE PLATFORM PRIOR TO PURCHASE.

(b) The Notes have not been registered under the United States Securities Act of 1933, or under the securities act of any other jurisdiction, nor is any such registration contemplated. The Notes will be offered and sold under the exemption provided by Regulation A of the Securities Act of 1933 pursuant to the Offering Circular, available on the SEC’s EDGAR filing database at https://www.sec.gov, and other exemptions of similar import in the laws of the states and other jurisdictions where the offering will be made. Neither the SEC nor any state securities commission has passed upon the merits of or given its approval of any securities offered or the terms of the offering nor passed upon the accuracy or completeness of any Offering Circular or other selling literature. Any representation to the contrary is a criminal offense. The Notes are being offered pursuant to an exemption from registration with the SEC. However, the SEC has not made an independent determination that the securities offered thereunder are exempt from registration.

(c) INVESTMENT IN THE NOTES IS HIGHLY RISKY AND THE INVESTOR MAY LOSE ALL OF SUCH INVESTOR’S INVESTMENT. THE NOTES ARE HIGHLY SPECULATIVE SECURITIES. THE INVESTOR SHOULD PURCHASE THESE SECURITIES ONLY IF SUCH INVESTOR CAN AFFORD A COMPLETE LOSS OF SUCH INVESTOR’S INVESTMENT. BEFORE PURCHASING ANY NOTE OFFERED BY THE COMPANY, THE INVESTOR HAS REVIEWED THE RISK DISCLOSURES AND OTHER TERMS OF THE PROMISSORY NOTE OFFERING AVAILABLE IN THE OFFERING CIRCULAR AND THE OTHER NOTE PURCHASE DOCUMENTS.

(d) THE NOTES DO NOT REPRESENT AN OWNERSHIP INTEREST IN ANY INVESTMENTS OWNED BY THE COMPANY, THEIR PROCEEDS, OR ANY OTHER ASSETS OF THE COMPANY. THE NOTES ARE OBLIGATIONS OF NORHART INVEST ONLY AND NOT OF THE MEMBERS OF THE COMPANY OR ANY AFFILIATE OR SUBSIDIARY THEREOF OR OF ANY PAYMENT OBLIGORS UNDER THE LOANS OWNED BY THE COMPANY.

(e) ALL AGREEMENTS AND OBLIGATIONS RELATING TO THE NOTES ARE BETWEEN THE INVESTOR AND NORHART INVEST AND NOT WITH ANY THIRD PARTY. THE INVESTOR IS SOLELY RESPONSIBLE FOR SUCH INVESTOR’S INTERACTIONS WITH OTHER USERS BOTH WITHIN THE PLATFORM AND OUTSIDE OF THE COMPANY’S PLATFORM. IT IS PROHIBITED FOR INVESTORS TO CONTACT EACH OTHER OUTSIDE OF THE COMPANY’S PLATFORM FOR PURPOSES RELATED TO ACTIVITIES ON COMPANY’S PLATFORM. CONSISTENT WITH THIS PROHIBITION, NORHART INVEST EXPRESSLY DISCLAIMS ANY RESPONSIBILITY FOR INTERACTIONS BETWEEN INVESTORS OUTSIDE OF THE PLATFORM.

(f) NORHART INVEST HAS A LIMITED OPERATING HISTORY, AND, AS AN ONLINE COMPANY, FACES INCREASED RISKS, UNCERTAINTIES, EXPENSES, AND DIFFICULTIES, WHICH COULD IMPACT YOUR INVESTMENT IN THE NOTES.

(g) NORHART INVEST WILL ISSUE THE NOTES ONLY IN ELECTRONIC FORM AND HOLD THE NOTES ON THE PLATFORM.

4. Purchasing Notes through the Norhart Invest Account.

(a) You purchase Notes through your Norhart Invest Account. You fund your Norhart Invest Account by linking your bank account and transferring money to your Norhart Invest Account via ACH transfer. For example, when You register for an account and then elect to purchase a Note, You will first be prompted to link your bank account and transfer funds to your Norhart Invest Account in order to complete the purchase. Norhart Invest may allow you, to the extent permitted by applicable law, to fund your Norhart Invest Account through other means. If a funds transfer is required before completion of a commitment, the commitment will be completed as one action if there are sufficient funds in the linked bank account. We are not responsible for any fees You may be charged by your banking institution as a result of any transaction involving your Norhart Invest Account, including without limitation, any insufficient funds fees assessed to You in the event there are insufficient funds available in your bank account to complete the transaction.

(b) Investor agrees that any transaction or notification involving the Notes or this Agreement that occurs on the Platform either through the Norhart Invest Platform shall be the action of the Investor authorized by them.

5. Interest Rate of Notes. From time to time, the Company may update the interest rate applicable to the issuance of new Notes. All updates to interest rates will be communicated by Norhart Invest through the Company Platform. Investor acknowledges and agrees that any updates to the applicable interest rate shall apply to all outstanding Notes held by such Investor as of the effective date of the interest rate change unless the applicable Promissory Note issued by the Company, which is available for the investor’s review on the Platform prior to purchase, forbids it.

6. Investor Redemption Right. The applicable Promissory Note issued by the Company, which is available for the investor’s review on the Platform prior to purchase, may grant the Investor a redemption right. The Investor may exercise such Investor’s redemption right by providing notice to the Company through the Platform. In the event an Investor exercises such Investor’s redemption right the Company will remit to the Investor’s Norhart Invest Account the accrued and outstanding interest and outstanding principal balance as of the redemption date within thirty (30) days of such redemption date. The Investor does not have any redemption right unless the applicable Promissory Note issued by the Company, which is available for the Investor’s review on the Platform prior to purchase, grants it. The Investor Redemption Right, if applicable to the Promissory Note, is qualified by and subject to the Company having available funds. If multiple Promissory Notes elect to be redeemed concurrently and the Company has only cash on hand for a partial redemption, the Company will redeem the Notes on a pro rata basis and continue such redemptions on a pro rata basis as the Company has cash available until such redemptions are complete and paid in full. There can be no assurances that cash for redemptions will be available prior to maturity, and investors should be prepared to hold their Notes to maturity.

7. Rollovers Promissory Notes. By default, on the applicable maturity date of the Promissory Note will rollover into a new Promissory Note of the same series for the same term. If the term is no longer offered, the Company will provide notice of which term the Note will rollover into, if any. The starting balance of the new Note will be the ending balance (including principal and interest) of the prior Note. The interest rate will be the currently offered interest rate for the Promissory Note’s series and term. If the Purchase Agreement, Terms of Service, or other related documents have been updated, then the new documents will govern the new Note. The Investor may disable this rollover by disabling this auto renew feature on the Platform. The Investor may cancel this rollover within first 10 days of going into effect. If the rollover described above is disabled or canceled, then on the applicable maturity date of the Promissory Note, all payments received in respect of the outstanding principal balance and all accrued interest will rollover into a Promissory Note with an Investor Redemption Right at the current and effective interest rate as of the rollover date.

8. Prepayment. Promissory Notes of any series are callable, redeemable, and prepayable at any time by the Company at par value plus any accrued but unpaid interest.

9. Representations, Warranties, and Covenants of Investor. On the date hereof, and as of the date of any rollover of the Notes or purchase of additional Notes, Investor hereby represents and warrants to the Company that:

(a) Investor is either: (i) an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”); or (ii) if not an “accredited investor” as defined in subclause (i), such Investor will not invest more than 10% of such Investor’s annual income or net worth (whichever is greater) as those terms are defined in Rule 251(d)(2)(i)(C) of Regulation A. Investor further represents and warrants that he or she: (i) satisfies any additional minimum financial suitability standards applicable to the state in which such Investor resides; and (ii) agrees to provide any additional documentation reasonably requested by the Company, as may be required by the securities administrators or regulators of the federal government or of any state.

(b) As of the date of this Agreement and as of any date that Investor commits to purchase Notes, (i) Investor has the power to enter into and perform Investor’s obligations under the Note Purchase Documents; (ii) the Agreement has been duly authorized, executed and delivered by such Investor; and (iii) in connection with this Agreement and such Investor’s purchase of Notes, Investor has complied in all respects with applicable federal, state and local laws.

(c) Investor is aware of the applicable limitations under the Securities Act relating to the Notes and that the Notes have not been registered under the Securities Act, and that such securities cannot be sold unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

(d) Investor will not sell, transfer, pledge, donate, assign, mortgage, hypothecate or otherwise encumber the Notes (each such transaction, a “Transfer”) unless (i) the Notes are registered under the Securities Act or Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a description of the proposed disposition, and, unless waived by the Company in writing, the Company is given an opinion of counsel reasonably acceptable to the Company, that such registration is not required under the Securities Act, and (ii) any buyer, transferee, pledgee, donee or assignee, respectively, shall agree in writing to be bound by the terms hereof prior to any such Transfer. Any such recipient of the Notes is referred to herein as a “Transferee”, and the Transferee shall be entitled to the benefits of this Agreement and to enforce this Agreement against the Company as if the Transferee were Investor.

(e) Investor acknowledges that there is no public market for the Notes and that no market may ever develop for them. Investor further acknowledges that neither the SEC nor any state securities regulator has passed upon or endorsed the merits of any investment decision in the Notes.

(f) Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Notes.

(g) In connection with the purchase of the Notes, Investor has consulted its legal, accounting, regulatory, and tax advisors to the extent such Investor has deemed appropriate.

(h) Investor recognizes that: (i) an investment in the Notes involves a high degree of risk and (ii) no assurance or guarantee has or can be given that an investor in the Company will receive a return of such Investor’s capital or realize a profit on such Investor’s investment.

(i) Investor has received, read, and fully understands the Offering Circular. Further, Investor has received and reviewed all information that he, she or it considers necessary or appropriate for deciding whether to purchase the Notes. Investor has further had the opportunity to obtain all information regarding such Investor’s investment in the Notes which Investor deems necessary or appropriate.

(j) Investor understands that the Company may, at its sole discretion (but is not required to) call, redeem or prepay the Notes at any time. Investor understands that if Notes are prepaid or called by the Company before the applicable Maturity Date (as such term is defined in the applicable Notes) and the Investor wishes to withdraw funds from such Investor’s Norhart Invest Account, Investor must initiate such withdrawal through the Platform. Investor acknowledges and agrees that Company will not automatically disburse funds to the Investor outside of such Investor’s Norhart Invest Account.

(k) Investor has not relied on any information or representations with respect to the Company or the offering of Notes, other than as expressly set forth herein or in the Offering Circular.

(l)  Investor has determined that he, she or it can afford to bear the risk of the investment in the Notes, including loss of Investor’s entire investment in the Notes, and he, she or it will not experience personal hardship if such a loss occurs.

(m) Investor is purchasing the Notes solely for such Investor’s own account for investment, not for the account of any other person, not with a view to, or for, any resale, distribution, or other transfer thereof, and not for any illegal activity, fraud or other purposes that would violate the general laws of the United States of America and/or any state or local laws.

(n) Investor’s exact legal name, physical address, date of birth, and taxpayer identification number are accurately set forth in such Investor’s Norhart Invest Account, and Investor will promptly update the Company if any of the information stated herein or on the Platform changes.

(o) Investor has been advised that the Notes will be issued electronically and held on the Company’s Platform by the Company, and that the Notes can be viewed by Investor by accessing its account on the Company’s Platform.

10. Representations and Warranties of the Company. The Company hereby represents and warrants to Investor as of the date of this Agreement and as of any date that You commit to purchase Notes, that: (a) it is duly organized and is validly existing as a limited liability company in good standing under the laws of Minnesota and has corporate power to enter into and perform its obligations under this Agreement; (b) this Agreement has been duly authorized, executed (by electronic execution), and delivered by the Company; (c) the Notes as reflected in the applicable Note Agreement have been duly authorized and, following payment of the purchase price by You and electronic execution, authentication and delivery to You of the Note Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws or general principles of equity; and (d) it has complied in all material respects with applicable federal, state and local laws in connection with the offer and sale of the Notes. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, THE NOTE AGREEMENT, OR THE OFFERING CIRCULAR, NEITHER THE COMPANY NOR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, ON BEHALF OF THE COMPANY WITH RESPECT TO THE SUBJECT MATTER HEREOF.

11. Termination. We may, in our sole discretion, with or without cause, terminate this Agreement by giving You written notice. In addition, upon our reasonable determination that You committed fraud or made a material misrepresentation in connection with a commitment to purchase a Note, performed any prohibited activity, or otherwise failed to abide by the terms of any of the Note Purchase Documents, including each Note to which You are a party, we may, in our sole discretion, immediately and without notice, take one or more of the following actions: (a) terminate or suspend your right to purchase Notes; or (b) terminate this Agreement and your registration with the Company. Upon termination of this Agreement and your registration with the Company, any Note purchase commitments You have made shall be terminated and any funds You may have committed towards such purchase commitments shall be returned to you. Any Notes You purchase prior to the effective date of termination shall remain in full force and effect in accordance with their terms.

12. Investments and Investor Withdrawals. Investor acknowledges and agrees that:

(a) Payments made by Investor in respect of a purchase of Notes may be held for up to five (5) business days before the corresponding Notes are issued. Notwithstanding the foregoing, the Company reserves the right to delay the issuance of Notes at its sole discretion for any reason as necessary to ensure that funds have properly been deposited with Norhart Invest including, but not limited to, issues with electronic transfer delays, bank settlement timing, etc.

(b) All Investor withdrawals from an Investor’s Norhart Invest Account may take up to thirty (30) days from the date of receipt of the funds to be remitted back to Investor. Notwithstanding the foregoing, Norhart Invest reserves the right to shorten or delay the time frame for remitting funds back to Investor for any reason in its sole discretion, including, but not limited to, ensuring that any investment in the Notes has been correctly processed and cleared; and

(c) (i) This product is not a deposit product, that Norhart Invest is not a bank, and that certain funds availability expectations do not apply to this investment; (ii) neither the Company nor the Notes are governed by banking deposit rules, including without limitation, Regulation CC, and (iii) Investor has no expectation that funds will be available on demand.

13. Security Interest. Norhart Invest hereby grants to Investor a present and continuing first priority security interest in all assets of the Company, including the real estate investments owned by the Company and any proceeds of such loans.

14. Miscellaneous.

(a) No Advisory Relationship. Each of Investor and the Company acknowledges and agrees that the purchase and sale of the Notes pursuant to this Agreement is an arms-length transaction between the Investor and Norhart Invest. In connection with the purchase and sale of the Notes, Norhart Invest is not acting as the Investor’s agent or fiduciary. Norhart Invest assumes no advisory or fiduciary responsibility in the Investor’s favor in connection with the purchase and sale of the Notes. Norhart Invest has not provided the Investor with any legal, accounting, regulatory, or tax advice with respect to the Notes.

(b) LIMITATION ON DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR SPECIAL, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHERMORE, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER REGARDING THE EFFECT THAT THIS AGREEMENT MAY HAVE UPON THE FOREIGN, FEDERAL, STATE, OR LOCAL TAX LIABILITY OF THE OTHER.

(c) Further Assurances. The parties agree to execute and deliver such further documents and information as may be reasonably required in order to effectuate the purposes of this Agreement.

(d) Survival. All representations, warranties and covenants contained in this Agreement shall survive the acceptance of the subscription by the Company and the consummation of the subscription.

(e) Waiver. Neither this Agreement nor any provisions hereof shall be amended or waived except with the written consent of the Company. Any waiver of a breach of any provision of this Agreement will not be a waiver of any subsequent breach. Failure or delay by Norhart Invest to enforce any term or condition of this Agreement will not constitute a waiver of such term or condition.

(f) Amendment. The Company reserves the right to make changes to this Agreement from time to time, and the Company will send or post electronic notice of such changes by email or via the Platform.

(g) Successors and Assigns. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(h) Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Minnesota without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Minnesota to the rights and duties of the parties.

(i) Entire Agreement. This Agreement and the Notes constitute the entire agreement between the parties regarding the subject matter contained herein and supersedes all prior or contemporaneous agreements, representations and understandings of the parties.

(j) Electronic Signature and Delivery. This Agreement, the Notes, and all signatures and disclosures related to Investor’s purchase of the Notes (collectively, the “Disclosures”) are provided only by electronic means through the Platform or via email. Each of the Company and the Investor hereby consent to electronic signature and delivery of all documents related to the purchase of the Notes by Investor by such electronic means.

(k) Notices. All notices, requests, demands, required Disclosures, and other communications to You from Norhart Invest will be transmitted to You only by email to the email address You have registered on the Platform or will be posted on the Platform, and shall be deemed to have been duly given and effective upon transmission or posting. If your registered email address changes, You must notify Norhart Invest promptly. You also agree to promptly update your registered residence/mailing address on the Platform if You change your residence. You shall send all notices or other communications required to be given hereunder to Norhart Invest via email at invest@norhart.com or in writing to Norhart Invest LLC, 1081 4th St. SW, Suite 400, Forest Lake MN 55025, Attention: Investor Support.

(l) Agreement Term. The terms of this Agreement shall survive until the Maturity Date of the last outstanding Note purchased by You or until your account on the Platform is closed whichever is later. The parties stipulate that there are no third-party beneficiaries to this Agreement.

(m) Assignment. You may not assign, transfer, sublicense, or otherwise delegate your rights or responsibilities under this Agreement to any person without prior written consent from Norhart Invest. Any such assignment, transfer, sublicense, or delegation in violation of this Section 14(m) shall be null and void.

(n) Severability. If at any time subsequent to the date hereof, any of the provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect, but the illegality and unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provisions of this Agreement.

(o) Headings. The headings in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement in any way.

15. Indemnification. In addition to any indemnification obligations set forth in the Terms of Service, You agree to indemnify, defend, protect and hold harmless the Company, any of our affiliates, any of our subsidiaries and our and their respective officers, directors, managers, members, shareholders, employees and agents (the “Norhart Invest Parties”) against all claims, liabilities, actions, costs, damages, losses, demands and expenses of every kind, known or unknown, contingent or otherwise (including, but not limited to, any and all expenses incurred in investigating, preparing or defending against any litigation commenced or threatened) (collectively, the “Losses”), based upon or arising out of (a) any material breach of any obligation You undertake in this Agreement or in any other Note Purchase Document, including but not limited to your obligation to comply with applicable laws; or (b) your acts and omissions, and your representations (and those of your employees, agents or representatives) relating to the Norhart Invest Parties. You do not have any liability at any time in excess of an amount equal to the aggregate payments due and outstanding under any Notes You hold; provided, however, that the foregoing limitation shall not apply to recovery for Losses based upon or arising out of any inaccuracy in or breach of your representations and warranties set forth in this Agreement. We may, among other remedies available to us, collect against Losses by off-setting amounts owed to You as Note Payments. Your obligation to indemnify the Norhart Invest Parties shall survive termination of this Agreement, regardless of the reason for termination.

16. Consenting to Do Business Electronically. Before You decide to do business electronically with us, You should consider whether You have the required hardware and software capabilities described below.

17. Hardware and Software Requirements. In order to access and retain Disclosures electronically, You must satisfy the following computer hardware and software requirements: access to the Internet; an email account; a web browser; and a modern computer.

18. TCPA Consent. You expressly consent to receiving calls and messages, including auto-dialed and pre-recorded message calls, and SMS messages (including text messages) from us, our affiliates, marketing partners, agents and others calling at their request or on their behalf, at any telephone numbers that You have provided or may provide in the future (including any cellular telephone numbers). Your cellular or mobile telephone provider will charge You according to the type of plan You carry.

19. Additional Mobile Technology Requirements. If You are accessing the Platform and the Disclosures electronically via a mobile device (such as a smart phone, tablet, and the like), in addition to the above requirements You must make sure that You have software on your mobile device that allows You to print and save the Disclosures presented to You during the application process. These applications can be found for most mobile devices in each such device’s respective “app store”. If You do not have these capabilities on your mobile device, please access the Platform through a device that provides these capabilities.

20. Withdrawing Consent. You may withdraw your consent to receive Disclosures electronically by contacting us at the address identified in the Offering Circular (as it may be supplemented or amended from time to time). If You are an investor on the Platform and You withdraw your consent to receive Disclosures electronically, You may continue to contribute funds to requests on the Platform. If You have already purchased one or more Notes, all previously agreed to terms and conditions will remain in effect, and we will send Disclosures to your verified home address provided during registration. If You withdraw your consent to receive IRS Forms 1099 electronically, we will confirm your withdrawal and its effective date in writing by email.

21. How to Contact Us Regarding Electronic Disclosures. You can contact us (for technical assistance, to request a paper copy of a document, or otherwise) via email or phone. You agree to keep us informed of any change in your email or home mailing address so that You can continue to receive all Disclosures in a timely fashion. If your registered email address changes, You must notify us of the change by sending an email to invest@norhart.com or by calling (651) 689-4830. You also agree to update your registered residence address and telephone number on the web site if they change. You will print a copy of this Agreement for your records, and You agree and acknowledge that You can access, receive, and retain all Disclosures electronically sent via email or posted on the Platform.

22. Notices. All notices, requests, demands, required Disclosures and other communications from the Company to You will be transmitted to You only by email to the email address You have registered on the Platform or will be posted on the Platform and shall be deemed to have been duly given and effective upon transmission or posting. You shall send all notices or other communications required to be given hereunder to the Company via email at invest@norhart.com or by writing to: Norhart Invest LLC, 1081 4th St. SW, Suite 400, Forest Lake, MN 55025, Attention: Investor Support or at the address identified in the Offering Circular (as it may be supplemented or amended from time to time). You may call the Company at (651) 689-4830 or the phone number identified in the Offering Circular (as it may be supplemented or amended from time to time), but calling may not satisfy your obligation to provide notice hereunder or otherwise preserve your rights.

23. Notice of Dispute Resolution by Binding Arbitration.

(a) Unless You opt out as provided pursuant to Section 23(b) below, either party to this Agreement may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a Claim be final and binding arbitration pursuant to this Section 23 (the “Arbitration Provision”). Notwithstanding the foregoing sentence, by agreeing to this Arbitration Provision, You are not deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. Unless otherwise agreed to in writing by the Company, the arbitration shall be conducted in Minneapolis, MN. “Claim” shall include any past, present, or future claim, dispute, or controversy involving You (or persons claiming through or connected with you), on the one hand, and the Company (or persons claiming through or connected with the Company), on the other hand, relating to or arising out of this Agreement, any Note, the Platform, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except to the extent provided otherwise in the last sentence of Section 24(f) below) the validity or enforceability of this Arbitration Provision, any part thereof, or the entire Agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include matters arising as initial claims, counter-claims, cross-claims, third- party claims, or otherwise. The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable.

(b) You may opt out of this Arbitration Provision for all purposes by sending an arbitration opt out notice to Norhart Invest LLC, 1081 4th St. SW, Suite 400, Lake Forest MN 55025, Attention: Investor Support or at the address identified in the Offering Circular (as it may be supplemented or amended from time to time) that is received at the specified address within 30 days of the date of your first electronic acceptance of the terms of this Agreement. The opt out notice must clearly state that You are rejecting arbitration; identify the agreement to which it applies by date; provide your name, address, and social security or TIN-number; and be signed by you. You may send the opt out notice in any manner You see fit as long as it is received at the specified address within the specified time. No other methods can be used to opt out of this Arbitration Provision. If the opt out notice is sent on your behalf by a third party, such third party must include evidence of their authority to submit the opt out notice on your behalf.

(c) The party initiating arbitration shall do so with the American Arbitration Association (the “AAA”) or JAMS. The arbitration shall be conducted according to, and the location of the arbitration shall be determined in accordance with, the rules and policies of the administrator selected, except to the extent the rules conflict with this Arbitration Provision or any countervailing law. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to countervailing law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply.

(d) If we elect arbitration, we shall pay all of the administrator’s filing costs and administrative fees (other than hearing fees). If You elect arbitration, filing costs and administrative fees (other than hearing fees) shall be paid in accordance with the rules of the administrator selected, or in accordance with countervailing law if contrary to the administrator’s rules. We shall pay the administrator’s hearing fees for one full day of arbitration hearings. Fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the administrator’s rules or applicable law require otherwise, or You request that we pay them and we agree to do so. Each party shall bear the expense of its own attorneys’ fees, except as otherwise provided by law. If a statute gives You the right to recover any of these fees, these statutory rights shall apply in the arbitration notwithstanding anything to the contrary herein.

(e) Within 30 days of a final award by the arbitrator, any party may appeal the award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitrator administrator. In the event of such an appeal, any opposing party may cross-appeal within 30 days after notice of the appeal. The panel will reconsider de novo all aspects of the initial award that are appealed. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrator’s rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (FAA), and may be entered as a judgment in any court of competent jurisdiction.

(f) We agree not to invoke our right to arbitrate an individual Claim You may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court. NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT. Unless consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration unless those persons are parties to a single transaction. Unless consented to in writing by all parties to the arbitration, an award in arbitration shall determine the rights and obligations of the named parties only, and only with respect to the claims in arbitration, and shall not (i) determine the rights, obligations, or interests of anyone other than a named party, or resolve any Claim of anyone other than a named party; nor (ii) make an award for the benefit of, or against, anyone other than a named party. No administrator or arbitrator shall have the power or authority to waive, modify, or fail to enforce this Section 23(f), and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, shall be invalid and unenforceable. Any challenge to the validity of this Section 23(f) shall be determined exclusively by a court and not by the administrator or any arbitrator.

(g) This Arbitration Provision is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by applicable substantive law, subject to the limitations set forth in this Arbitration Provision. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court. The arbitrator shall take steps to reasonably protect confidential information.

(h) This Arbitration Provision shall survive: (i) suspension, termination, revocation, closure, or amendments to this Agreement and the relationship of the parties; (ii) the bankruptcy or insolvency of any party or other person; and (iii) any transfer of any loan or Note or any other promissory note(s) which You own, or any amounts owed on such loans Note or notes, to any other person or entity. If any portion of this Arbitration Provision other than Section 23(f) is deemed invalid or unenforceable, the remaining portions of this Arbitration Provision shall nevertheless remain valid and in force. If an arbitration is brought on a class, representative, or collective basis, and the limitations on such proceedings in Section 23(f) are finally adjudicated pursuant to the last sentence of Section 23(f) to be unenforceable, then no arbitration shall be had. In no event shall any invalidation be deemed to authorize an arbitrator to determine Claims or make awards beyond those authorized in this Arbitration Provision.

(i) THE PARTIES ACKNOWLEDGE THAT THEY HAVE A RIGHT TO LITIGATE CLAIMS THROUGH A COURT BEFORE A JUDGE, BUT WILL NOT HAVE THAT RIGHT IF ANY PARTY ELECTS ARBITRATION PURSUANT TO THIS ARBITRATION PROVISION. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO LITIGATE SUCH CLAIMS IN A COURT UPON ELECTION OF ARBITRATION BY ANY PARTY.

24. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE COMPANY AND THE INVESTOR WAIVE A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS NOTE. NOTWITHSTANDING THE FOREGOING SENTENCE, BY AGREEING TO THIS SECTION 24, THE INVESTOR IS NOT DEEMED TO HAVE WAIVED THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS THEREUNDER.

25. Caption Headings. Caption or section headings in this Note are for convenience purposes only and are not to be used to interpret or define the provisions of the Note.

26. Electronic Signatures. The Company and the Investor each agree that the Electronic Signature (defined below), whether digital or encrypted, of the Company and Investor are intended to authenticate this writing and to have the same force and effect as manual signatures to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 USC §§ 7001, et seq.), or any other similar state laws based on the Uniform Electronic Transactions Act. “Electronic Signature” means any electronic sound, symbol or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record.

[Signatures on Following Page]

IN WITNESS WHEREOF, Investor has executed this Agreement this ______ day of _________, 2023.

INVESTOR:

Name:

Address:

NORHART INVEST LLC,
a Minnesota limited liability company

Name:
Title:

Address:
1081 4th St. SW Suite 400 Forest Lake, MN 55025